Exhibit 5.1

November 2, 2010

MarkWest Energy Partners, L.P.

1515 Arapahoe Street, Tower 2, Suite 700

Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as counsel for MarkWest Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the registration by the Partnership and its wholly-owned subsidiary MarkWest Energy Finance Corporation (“Finance Corp.” and, together with the Partnership, the “Issuers”) under the Securities Act of 1933, as amended (the “Securities Act”), of the proposed offer and sale (i) by the Issuers of $500,000,000 aggregate principal amount of 6 ¾% Senior Notes due 2020 (the “Notes”), to be issued and sold pursuant to an underwriting agreement dated October 19, 2010 (the “Underwriting Agreement”), by and among the Issuers, the Subsidiary Guarantors named therein and the Underwriters named therein, and (ii) by the Subsidiary Guarantors of the note guarantees (the “Guarantees”). The Notes and the Guarantees are referred to collectively herein as the “Securities.” Capitalized terms used but not defined herein shall have the meanings given such terms in the Underwriting Agreement.

The Securities are being offered and sold pursuant to a prospectus supplement, dated October 19, 2010, (the “Prospectus Supplement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on October 20, 2010, to a prospectus dated January 13, 2010 (such prospectus, as amended and supplemented by the Prospectus Supplement, the “Prospectus”), included in a Registration Statement on Form S-3 (Registration No. 333-164323) (the “Registration Statement”), which Registration Statement became effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.

The Securities are to be issued as securities pursuant to an Indenture (the “Base Indenture”), to be dated November 2, 2010, by and among the Issuers, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented and amended by the First Supplemental Indenture (herein so called), to be dated November 2, 2010, establishing the forms and terms of the Securities. The Base Indenture, as so supplemented and amended by the First Supplemental Indenture, is referred to as the “Indenture.”

We have examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of (i) the organizational certificates, certificate of limited partnership or formation (as the case may be) and the limited partnership or limited liability company agreements (as the case may be) of the Partnership, MarkWest Energy GP, L.L.C., a Delaware limited liability company (the “General Partner”), which is the sole general partner of the Partnership, Finance Corp. and of each of the Subsidiary Guarantors, (ii) certain resolutions adopted by the Board of Directors of the General Partner relating to the registration of the Securities and related matters, (iii) certain resolutions adopted by the Pricing Committee of the Board of Directors of the General Partner, (iv) certain resolutions adopted by the Board of Directors of Finance Corp., (v) certain resolutions adopted by each of the Subsidiary Guarantors, (vi) the Registration Statement, (vii) the Prospectus, (viii) the Base Indenture and the First Supplemental Indenture and (ix) such other certificates, instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that when (a) each of the Base Indenture and First Supplemental Indenture has been duly executed and delivered by the parties thereto and (b) the Notes have been duly executed and issued by the Issuers and duly authenticated by the Trustee and paid for by the Underwriters as contemplated by the Underwriting Agreement, (i) the Notes will constitute valid and legally binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, and (ii) the Guarantees will constitute valid and binding obligations of the Subsidiary Guarantors, enforceable against the Subsidiary Guarantors in accordance with their terms.

The opinions expressed herein are qualified in the following respects:

A.  As to any facts material to the opinions contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Issuers and the Subsidiary Guarantors.

B.  We have assumed that (i) all information contained in all documents submitted to us for review is accurate and complete, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are originals and all documents submitted to us as copies conform to the originals of those documents, (iv) each certificate from governmental officials reviewed by us is accurate, complete and authentic and all public records are accurate and complete, (v) each natural person signing any document has the legal capacity to do so; (vi) each person signing in a representative capacity any document reviewed by us had the legal capacity to do so, and (vii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus and the Underwriting Agreement.

C.  The opinions expressed herein are limited in all respects to the laws of the State of New York and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

D.  The opinion is qualified to the extent that the enforceability of any document, instrument or security may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

E.  We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.